Exhibit (a)(1)(A)

COMPANY NOTICE

To the Holders of

HERCULES OFFSHORE, INC.

3.375% Convertible Senior Notes Due 2038

CUSIP Number: 427093AD1

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Notes (as defined below) and the Indenture, dated as of June 3, 2008 (the “Indenture”), between Hercules Offshore, Inc. (the “Company”) and The Bank of New York Trust Company, National Association, as trustee (the “Trustee”), pursuant to which the 3.375% Convertible Senior Notes due 2038 of the Company (the “Notes”) were issued, the Company is obligated to offer to repurchase all of the outstanding Notes that are validly surrendered for repurchase at the option of the holders thereof (the “Optional Put Repurchase Offer”). In accordance with the Indenture, at the option of each holder of the Notes, the Company will pay, in cash, a repurchase price (the “Optional Put Repurchase Price”) equal to 100% of the original principal amount of the Notes together with the full amount of accrued and unpaid interest thereon, if any, to (but excluding) the Optional Put Repurchase Date (as defined below), subject to the terms and conditions of the Indenture, the Notes, this Company Notice and other offer materials. The purchase date with respect to the Optional Put Repurchase Offer is Saturday, June 1, 2013 (the “Optional Put Repurchase Date”). The Optional Put Repurchase Date is an Interest Payment Date under the terms of the Notes and the Indenture. Accordingly, interest accrued up to the Optional Put Repurchase Date will be paid to Holders of record at 5:00 p.m., New York City time, on May 15, 2013, and the Company does not expect that there will be accrued and unpaid interest due as part of the Optional Put Repurchase Price. Payment of the Optional Put Repurchase Price will be made on June 3, 2013, which is the next succeeding business day following the Optional Put Repurchase Date (the “Payment Date”).

Unless the Company defaults in the payment of the Optional Put Repurchase Price in accordance with the Indenture, interest on the repurchased Notes will cease to accrue, and the accreted principal amount of the Notes will cease to accrete, on and after the Optional Put Repurchase Date. This Company Notice is being sent to holders of Notes pursuant to the terms of the Notes and Section 11.08 of the Indenture and is subject to the Notes and the Indenture, and nothing in this Company Notice is intended to modify or contradict the terms of the Notes or the Indenture. Capitalized terms used but not defined in this Company Notice shall have the meanings given such terms in the Indenture.

Holders may surrender their Notes at any time during the period beginning at 9:00 a.m., New York City time, on May 1, 2013, until 5:00 p.m., New York City time, on May 31, 2013. To accept the Optional Put Repurchase Offer and receive payment of the Optional Put Repurchase Price, holders of Notes must send to the Trustee, as paying agent (the “Paying Agent”), a properly endorsed written notice of repurchase (an “Optional Put Repurchase Notice”), in the form attached hereto (and must not have withdrawn such Optional Put Repurchase Notice), prior to 5:00 p.m., New York City time, on May 31, 2013, and, if the holder holds Notes in certificated form, the applicable Notes. The Optional Put Repurchase Price as to which an Optional Put Repurchase Notice has been duly given and not withdrawn will be paid promptly following the later of the Payment Date and the time of surrender of the Note(s). The Optional Put Repurchase Notice given by any holder for Notes must state (i) the certificate number, if any, of the Notes being delivered for repurchase; (ii) the portion of the principal amount of the Notes which the holder will deliver to be repurchased, which portion must be in a principal amount of $1,000 or an integral multiple thereof; and (iii) that such Notes shall be repurchased by the Company on the Optional Put Repurchase Date pursuant to the terms and conditions specified in the Notes and the Indenture.

A previously delivered Optional Put Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to 5:00 p.m., New York City time, on Friday, May 31, 2013, specifying (i) the certificate number, if any, of the Notes in respect of which such notice of withdrawal is being submitted; (ii) the original principal amount of the Notes with respect to which such notice of withdrawal is being submitted; and (iii) the original principal amount, if any, of such Notes which remains subject to the original Optional Put Repurchase Notice and which have been or will be delivered for repurchase by the Company, which portion must be in a principal amount of $1,000 or an integral multiple thereof. Holders electing to participate in the Optional Put Repurchase Offer and surrendering their Notes through the Depository Trust Company (“DTC”), or withdrawing their election to participate in the Optional Put Repurchase Offer through DTC, must comply with DTC’s transmittal or withdrawal procedures, as applicable.

The Notes are convertible into the Company’s common stock, par value $0.01 per share (“Common Stock”), at a Conversion Rate of 19.9695 shares of Common Stock per $1,000 in original principal amount at the option of the holder and so long as specified conditions are met. Pursuant to Section 12.02 of the Indenture, the Company may settle any Notes surrendered for conversion in shares of Common Stock, cash or a combination thereof. We will deliver cash in lieu of any fractional shares. If a holder has already delivered an Optional Put Repurchase Notice with respect to a Note, the holder may not surrender that Note for conversion until the holder has validly withdrawn the Optional Put Repurchase Notice before the expiration of the Optional Put Repurchase Offer in accordance with the Indenture.

Enclosed herewith is a Tender Offer Statement on Schedule TO filed by the Company with the Securities and Exchange Commission (the “SEC”) relating to the repurchase of Notes by the Company as of the Optional Put Repurchase Date. You can also obtain a copy from the SEC at www.sec.gov, or you may request a copy from the Company by contacting Investor Relations at 1-713-350-8508.

Questions and requests for assistance in connection with the surrender of Notes for purchase may be directed to Dacia Brown-Jones at 315-414-3349.

The name and address of the Trustee, as Paying Agent and Conversion Agent, are as follows:

The Bank of New York Mellon

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attention: Dacia Brown-Jones

Re: Hercules Offshore, Inc.

Telephone: 315-414-3349

Dated: May 1, 2013	THE BANK OF NEW YORK TRUST COMPANY, NATIONAL ASSOCIATION, AS TRUSTEE, on behalf of Hercules Offshore, Inc.

NOTICE:

The Paying Agent will withhold under the U.S. backup withholding rules the applicable amount of any payment that is made upon purchase of any Notes unless the holder delivers a properly completed IRS Form W-9 or the holder otherwise establishes an exemption from such backup withholding.

OPTIONAL PUT REPURCHASE NOTICE

To:	Hercules Offshore, Inc.

This Optional Put Repurchase Notice must be signed by the registered holder(s) of the 3.375% Convertible Senior Notes due 2038 (the “Notes”) of Hercules Offshore, Inc. (the “Company”) exactly as his, her or its (their) name(s) appear(s) on certificate(s) for Notes or by person(s) whose signatures will be guaranteed by an Eligible Guarantor Institution as provided for below. The undersigned hereby acknowledges receipt of the Company Notice, dated May 1, 2013, together with a Tender Offer Statement on Schedule TO filed by the Company with the Securities and Exchange Commission, relating to the repurchase of Notes by the Company at the option of the holders as of June 1, 2013, and requests and directs the Company (through the Paying Agent) to repurchase the Notes referred to below as of June 1, 2013, pursuant to the terms and conditions specified in (i) the Indenture referred to in the Company Notice and (ii) the Notes.

The undersigned hereby represents and warrants that (i) the undersigned has full power and authority to validly surrender the Notes surrendered hereby; (ii) when and to the extent the Company accepts such Notes for repurchase, the Company will acquire good and unencumbered title to them, free and clear of all security interests, liens, charges, encumbrances, conditional sales agreements or other obligations relating to their surrender or transfer, and not subject to any adverse claim; and (iii) on request, the undersigned will execute and deliver any additional documents that the Paying Agent or the Company deems necessary or desirable to complete the surrender of the Notes surrendered for repurchase hereby and accepted for repurchase.

Dated: , 2013

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranteed

Certificate number(s), if applicable, of Notes tendered for repurchase:

Original Principal Amount of Notes to be repurchased (at least $1,000 Original Principal Amount or an integral multiple of $1,000 in excess thereof):

$

Remaining Original Principal Amount following such repurchase (not less than $1,000 Original Principal Amount):

$

By:
Authorized Signatory